UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): November 20, 2006

GOLDSPRING, INC.
(Exact Name of Registrant as Specified in its Charter)

Florida	000-32429	65-0955118
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1200 American Flat Road, Gold Hill, Nevada 89440
(Address of principal executive offices) (Zip Code)

Registrant's Telephone Number, Including Area Code: (775) 847-5272

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a- 12 under the Exchange Act (17 CFR 240.14a- 12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02(e) Entry into Executive Employment Agreement

Effective as of November 27, 2006, the Company entered into an Executive Employment Agreement with Robert T. Faber, its CEO. The Agreement carries a three year term from August 15, 2006 and is retroactive to that date. During the term of the Agreement, Mr. Faber’s base salary shall be $180,000 per year, with such increases as may be determined by the Company’s Compensation Committee, with a bonus not to exceed 50% of the base salary then in effect. Also pursuant to the Agreement, Mr. Faber shall be granted 80,000,000 stock options currently with exercise price per the terms of the Company’s 2006 Stock Option and Incentive Plan. In the case of a termination not for cause, Mr. Faber shall continue to receive his full base salary for a period of one year from date of termination and upon a sale of the Company, he shall receive a one time lump sum payment equal to 100% of his then in effect base salary, with all options vesting immediately. A copy of this Executive Employment Agreement is attached hereto as Exhibit 99(i).

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

Effective as of November 20, 2006, the Company has amended Article V of its Articles of Incorporation to increase its authorized shares to 4,000,000,000, consisting of 3,950,000,000 shares of Common Stock and 50,000,000 shares of blank check preferred stock. This amendment was approved by the Company’s Board of Directors and its shareholders (pursuant to the Company’s recent consent solicitation as set forth in its Definitive Schedule 14A, filed on August 24, 2006 with the Commission, for which all matters at issue, including not only the amendment to the Articles, but also (i) the Company’s 2006 Stock Option and Incentive Plan, (ii) reincorporation in the State of Nevada and (iii) 1:200 reverse stock split were also approved by a requisite vote of the Company’s shareholders). An Amendment to the Articles of Incorporation reflecting the increase in authorized shares is attached hereto as Exhibit 99(ii).

Item 8.01 Other Events

All matters set forth in the Company’s Definitive Schedule 14A, filed on August 24, 2006 with the Commission, have been passed by the requisite vote of shareholders, as further detailed in Item 5.03 hereinabove.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GOLDSPRING, INC.

November 28, 2006	By:	/s/ Robert T. Faber
Robert T. Faber
President and Chief Financial Officer